Exhibit 99.1
Farmer Bros. Co. Reports Second Quarter Fiscal 2016 Financial Results
Fort Worth, Texas--(GLOBE NEWSWIRE)—February 5, 2016—Farmer Bros. Co. (NASDAQ: FARM) (the "Company") today reported financial results for the second quarter ended December 31, 2015.

Second Quarter Fiscal 2016 Highlights:

•	Net sales decreased 1.7% to $142.3 million in the second quarter of fiscal 2016, as compared to the prior year period;

•	Net income was $5.6 million, or $0.34 per diluted common share, in the second quarter of fiscal 2016, as compared to $2.9 million, or $0.18 per diluted common share in the prior year period;

•
Non-GAAP net income and Non-GAAP net income per diluted common share in the second quarter of fiscal 2016 were $5.7 million and $0.35, respectively, as compared to $3.9 million and $0.24, respectively, in the prior year period; and

•
Adjusted EBITDA and Adjusted EBITDA Margin in the second quarter of fiscal 2016 were $12.8 million and 9.0%, respectively, as compared to $12.1 million and 8.4%, respectively, in the prior year period.

(The foregoing non-GAAP financial measures are reconciled to their corresponding GAAP measures at the end of this press release).

Second Quarter Fiscal 2016 Results:
Net sales in the second quarter of fiscal 2016 decreased $2.5 million, or 1.7%, to $142.3 million from $144.8 million in the second quarter of the prior fiscal year primarily due to decreases in sales of our coffee, tea and culinary products, resulting primarily from the effects of pricing and product mix changes offset, in part, by an increase in unit sales of coffee (roast & ground). In the second quarter of fiscal 2016, green coffee processed and sold was approximately 23.2 million pounds, compared to approximately 23.1 million pounds in the second quarter of fiscal 2015.
Gross profit in the second quarter of fiscal 2016 decreased $0.2 million, or 0.4%, to $52.9 million as compared to $53.1 million in the second quarter of fiscal 2015. Gross margin increased 50 basis points to 37.2% in the second quarter of fiscal 2016 from 36.7% in the second quarter of fiscal 2015. The decrease in gross profit was primarily due to the decrease in net sales. The increase in gross margin was primarily due to supply chain efficiencies realized primarily through the consolidation of our former Torrance coffee production volumes into our Houston manufacturing facility, partially offset by the decrease in net sales. Gross profit in the second quarter of fiscal 2016 and 2015, respectively, also included the beneficial effect of the liquidation of LIFO inventory quantities in the amount of $0.3 million and $2.2 million.
Michael H. Keown, President and CEO said, “Overall, I am pleased with the continued progress we are making across the business, and the transition to Northlake, Texas. He added, “Increases in supply chain efficiencies are paying off in enhanced profitability. We executed well during a period of high throughput allowing us to maintain our high quality and customer service standards while ramping up several new customers during the quarter.”
Operating expenses in the second quarter of fiscal 2016 decreased $2.1 million, or 4.2%, to $47.5 million, as compared to $49.6 million, in the second quarter of the prior fiscal year primarily due to $5.1 million in net gain from the sale of the spice assets, $1.7 million decrease in selling expenses and $0.4 million decrease in general and administrative expenses, partially offset by $5.2 million in restructuring and other transition expenses relating to the Company's corporate relocation plan. The decrease in selling expenses in the second quarter of fiscal 2016 was primarily due to lower fuel and freight expenses and lower depreciation expense as compared to the same period in the prior fiscal year. The decrease in the general and administrative expenses in the second quarter of fiscal 2016 was primarily due to lower accrual for anticipated bonus payments to eligible employees and consulting expense, partially offset by an increase in retiree medical costs, as compared to the same period in the prior fiscal year.
Income from operations in the second quarter of fiscal 2016 was $5.4 million as compared to $3.5 million in the second quarter of the prior fiscal year, primarily due to the $5.1 million net gain from the sale of spice assets, offset by restructuring and other transition expenses of $5.2 million incurred in connection with the Company's corporate relocation plan.
Total other income in the second quarter of fiscal 2016 was $0.6 million, primarily due to lower interest expense of $0.1 million and net gains on coffee-related derivative instruments of $32,000, as compared to total other expense of $0.4 million in the second quarter of fiscal 2015 which included higher interest expense of $0.2 million and net losses on coffee-related derivative instruments of $0.9 million.
As a result, net income in the second quarter of fiscal 2016 was $5.6 million, or $0.34 per diluted common share, compared to net income of $2.9 million, or $0.18 per diluted common share, in the second quarter of the prior fiscal year.

Non-GAAP Financial Measures:
Non-GAAP net income, Non-GAAP net income per diluted common share, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.
Non-GAAP net income in the second quarter of fiscal 2016 was $5.7 million, as compared to Non-GAAP net income of $3.9 million in the prior year period. Non-GAAP net income per diluted common share was $0.35 in the second quarter of fiscal 2016, as compared to Non-GAAP net income per diluted common share of $0.24 in the prior year period.
Adjusted EBITDA increased to $12.8 million in the second quarter of fiscal 2016, from $12.1 million in the prior year period, and Adjusted EBITDA Margin increased to 9.0% in the second quarter of fiscal 2016, from 8.4% in the prior year period.

Treasurer and CFO, Isaac N. Johnston, Jr. said, “The financial results for the second quarter were strong, and we are pleased with the progress in improving Non-GAAP net income, along with the positive change in volume growth. We will continue to focus on driving efficiencies from the corporate relocation plan and on accelerating volume growth.”

About Farmer Bros. Co.
Founded in 1912, Farmer Bros. Co. is a manufacturer, wholesaler and distributor of coffee, and distributor of tea and culinary products. The Company's customers include restaurants, hotels, casinos, offices, quick service restaurants (“QSR's”), convenience stores, healthcare facilities and other foodservice providers, as well as private brand retailers in the QSR, grocery, drugstore, restaurant, convenience store, and independent coffee house channels. The Company's product line includes roasted coffee, liquid coffee, coffee-related products such as coffee filters, sugar and creamers, assorted iced and hot teas, cappuccino, cocoa, spices, gelatins and puddings, soup bases, dressings, gravy and sauce mixes, pancake and biscuit mixes, and jellies and preserves.

Headquartered in Fort Worth, Texas, Farmer Bros. Co. generated net sales of over $500 million in fiscal 2015 and has approximately 1,750 employees nationwide. The Company's primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™ , Cain's™ and McGarvey®. For more information, visit: www.farmerbros.com.

Investor Conference Call

Michael H. Keown, President and CEO, and Isaac N. Johnston, Jr., Treasurer and CFO will host an investor conference call today, February 5, 2016, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review the Company’s results for the second quarter ended December 31, 2015 and to provide an update on the Company's second quarter events.  The call will be open to all interested investors through a live audio web broadcast via the Internet at—http://edge.media-server.com/m/p/rjvnpfon—and at the Company’s website www.farmerbros.com under “Investor Relations.”  The call also will be available to investors and analysts by dialing (844) 423-9890. The passcode/ID is 31083663 within the U.S. and Canada.

The audio-only webcast will be archived for approximately 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately two hours after the end of the live webcast.

Forward-Looking Statements

Certain statements contained in this press release, including the Company’s plans and expectations regarding the corporate relocation plan, are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects, ” “expects, ” “plans, ” “believes, ” “intends, ” “will, ” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission ("SEC"). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the timing and success of implementation of the Company's corporate relocation plan, the timing and success of the Company in realizing estimated savings from third party logistics and vendor managed inventory, the realization of the Company’s cost savings estimates, the extent to which the Company’s final budget for the new facility may exceed the estimated preliminary budget and result in an increase in the rent payments or the option exercise price under the lease agreement for the facility, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the success of the Company to retain and/or attract qualified employees, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, changes in the quality or dividend stream of the third parties' securities and other investment vehicles in which the Company has invested its assets, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Net sales	$142,307	$144,809	$275,752	$280,793
Cost of goods sold	89,399	91,667	172,265	179,530
Gross profit	52,908	53,142	103,487	101,263
Selling expenses	37,853	39,599	74,294	78,049
General and administrative expenses	9,509	9,860	18,974	16,869
Restructuring and other transition expenses	5,236	—	10,686	—
Net gain from sale of spice assets	(5,106)	—	(5,106)	—
Net losses (gains) from sales of assets	55	178	(159)	239
Operating expenses	47,547	49,637	98,689	95,157
Income from operations	5,361	3,505	4,798	6,106
Other income (expense):
Dividend income	259	291	552	585
Interest income	116	90	220	179
Interest expense	(109)	(208)	(230)	(415)
Other, net	297	(530)	(578)	(594)
Total other income (expense)	563	(357)	(36)	(245)
Income before taxes	5,924	3,148	4,762	5,861
Income tax expense	363	252	275	450
Net income	$5,561	$2,896	$4,487	$5,411
Net income per common share—basic	$0.34	$0.18	$0.28	$0.34
Net income per common share—diluted	$0.34	$0.18	$0.27	$0.33
Weighted average common shares outstanding—basic	16,313,312	16,030,167	16,291,324	16,016,984
Weighted average common shares outstanding—diluted	16,452,499	16,184,138	16,426,837	16,158,725

FARMER BROS. CO.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except share and per share data)

	December 31, 2015	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$13,046	$15,160
Restricted cash	—	1,002
Short-term investments	24,313	23,665
Accounts and notes receivable, net	45,589	40,161
Inventories	53,036	50,522
Income tax receivable	610	535
Prepaid expenses	4,447	4,640
Total current assets	141,041	135,685
Property, plant and equipment, net	98,739	90,201
Goodwill and intangible assets, net	6,591	6,691
Other assets	7,299	7,615
Deferred income taxes	751	751
Total assets	$254,421	$240,943
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,199	$27,023
Accrued payroll expenses	22,356	23,005
Short-term borrowings under revolving credit facility	185	78
Short-term obligations under capital leases	2,522	3,249
Short-term derivative liabilities	79	3,977
Deferred income taxes	1,390	1,390
Other current liabilities	5,934	6,152
Total current liabilities	58,665	64,874
Accrued pension liabilities	47,380	47,871
Accrued postretirement benefits	23,273	23,471
Accrued workers’ compensation liabilities	11,383	10,964
Other long-term liabilities—capital leases	1,583	2,599
Other long-term liabilities	8,384	225
Deferred income taxes	1,000	928
Total liabilities	$151,668	$150,932
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized and none issued	$—	$—
Common stock, $1.00 par value, 25,000,000 shares authorized; 16,738,237 and 16,658,148 issued and outstanding at December 31, 2015 and June 30, 2015, respectively	16,738	16,658
Additional paid-in capital	37,021	38,143
Retained earnings	111,351	106,864
Unearned ESOP shares	(6,434)	(11,234)
Accumulated other comprehensive loss	(55,923)	(60,420)
Total stockholders’ equity	$102,753	$90,011
Total liabilities and stockholders’ equity	$254,421	$240,943

Non-GAAP Financial Measures
In addition to net income determined in accordance with GAAP, we use the following non-GAAP financial measures in assessing our operating performance:
“Non-GAAP net income” is defined as net income excluding the impact of:
•restructuring and other transition expenses, net of tax; and
•net gains and losses from sales of assets, net of tax.
“Non-GAAP net income per diluted common share” is defined as Non-GAAP net income divided by the weighted-average number of common shares outstanding, inclusive of the dilutive effect of common equivalent shares outstanding during the period.
“Adjusted EBITDA” is defined as net income excluding the impact of:
•income taxes;
•interest expense;
•depreciation and amortization expense;
•ESOP and share-based compensation expense;
•non-cash impairment losses;
•non-cash pension withdrawal expense;
•other similar non-cash expenses;
•restructuring and other transition expenses; and
•net gains and losses from sales of assets.
“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.
Restructuring and other transition expenses are expenses that are directly attributable to the Company's corporate relocation plan, consisting primarily of employee retention and separation benefits, facility-related costs and other related costs such as travel, legal, consulting and other professional services.
We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company's ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company's operating performance against internal financial forecasts and budgets. In the fourth quarter of fiscal 2015, we modified previously reported non-GAAP financial measures to exclude net gains and losses on sales of assets because we believe these gains and losses are not reflective of our ongoing operating results. As a result, we began referring to the measures previously titled “Net income excluding restructuring and other transition expenses” and “Net income excluding restructuring and other transition expenses per common share-diluted” as “Non-GAAP net income” and “Non-GAAP net income per diluted common share.” In addition, we redefined “Adjusted EBITDA” to also exclude net gains and losses from sales of assets. The historical presentation of these measures has been recast to conform to the revised definitions and the current year presentation. Non-GAAP net income, Non-GAAP net income per diluted common share, Adjusted EBITDA, Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Set forth below is a reconciliation of reported net income to Non-GAAP net income, and reported net income per common share—diluted to Non-GAAP net income per diluted common share (unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
($ in thousands, except per share data)	2015	2014	2015	2014
Net income, as reported(1)	$5,561	$2,896	$4,487	$5,411
Restructuring and other transition expenses, net of tax of zero(2)	5,236	784	10,686	974
Net gain from sale of spice assets, net of tax of zero	(5,106)	—	(5,106)	—
Net losses (gains) from sales of assets, net of tax of zero	55	178	(159)	239
Non-GAAP net income	$5,746	$3,858	$9,908	$6,624
Net income per common share—diluted, as reported	$0.34	$0.18	$0.27	$0.33
Impact of restructuring and other transition expenses, net of tax of zero	$0.32	$0.05	$0.65	$0.06
Impact of net gain from sale of spice assets	$(0.31)	$—	$(0.31)	$—
Impact of losses (gains) from sales of assets, net of tax of zero	$—	$0.01	$(0.01)	$0.01
Non-GAAP net income per diluted common share	$0.35	$0.24	$0.60	$0.40
____________
(1) Includes $0.3 million and $2.2 million in beneficial effect of liquidation of LIFO inventory quantities in the three months ended December 31, 2015 and 2014, respectively. Includes $0.3 million and $2.5 million in beneficial effect of liquidation of LIFO inventory quantities in the six months ended December 2015 and 2014, respectively.
(2) Restructuring and other transition expenses in the three and six months ended December 31, 2014 represent consulting expenses incurred prior to the approval of the corporate relocation plan and are appropriately presented as general and administrative expense in the consolidated statements of operations.

Set forth below is a reconciliation of reported net income to Adjusted EBITDA (unaudited):

	Three Months Ended December 31,		Six Months Ended December 31,
($ in thousands)	2015	2014	2015	2014
Net income, as reported(1)	$5,561	$2,896	$4,487	$5,411
Income tax expense	363	252	275	450
Interest expense	109	208	230	415
Depreciation and amortization expense(2)	5,192	6,163	10,487	12,419
ESOP and share-based compensation expense	1,422	1,622	2,651	2,880
Restructuring and other transition expenses(3)(4)	5,236	784	10,686	974
Net gain from sale of spice assets	(5,106)	—	(5,106)	—
Net losses (gains) from sales of assets	55	178	(159)	239
Adjusted EBITDA	$12,832	$12,103	$23,551	$22,788
Adjusted EBITDA Margin	9.0%	8.4%	8.5%	8.1%
____________
(1) Includes $0.3 million and $2.2 million in beneficial effect of liquidation of LIFO inventory quantities in the three months ended December 31, 2015 and 2014, respectively. Includes $0.3 million and $2.5 million in beneficial effect of liquidation of LIFO inventory quantities in the six months ended December 2015 and 2014, respectively.
(2) Excludes in the three and six months ended December 31, 2015, respectively, $0.3 million and $0.6 million in depreciation expense associated with the Torrance production facility resulting from the consolidation of coffee production operations with the Houston and Portland production facilities.
(3) Includes in the three and six months ended December 31, 2015, respectively, $0.3 million and $0.6 million in depreciation expense associated with the Torrance production facility resulting from the consolidation of coffee production operations with the Houston and Portland production facilities.
(4) Restructuring and other transition expenses in the three and six months ended December 31, 2014 represent consulting expenses incurred prior to the approval of the corporate relocation plan and are appropriately presented as general and administrative expense in the consolidated statements of operations.

Investor Contact:
Isaac N. Johnston, Jr.
(682) 549-6663